Exhibit 15.01
July 26, 2018
The Hartford Financial Services Group, Inc.
One Hartford Plaza
Hartford, Connecticut

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of The Hartford Financial Services Group, Inc. and subsidiaries (the “Company”) for the periods ended June 30, 2018, and 2017, as indicated in our report dated July 26, 2018; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, is incorporated by reference in the following registration statements:

Form S-3 Registration No.	Form S-8 Registration Nos.

333-212778	333-105707
333-49170
333-105706
333-34092
033-80665
333-12563
333-125489
333-157372
333-160173
333-168537
333-197671

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP
Hartford, Connecticut

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